EXHIBIT 8.2

Shearman & Sterling llp

FAX: 212 848-7179 TELEX: 667290 WUI www.shearman.com	599 LEXINGTON AVENUE NEW YORK, NY 10022-6069 212 848-4000 March 10, 2005	ABU DHABI BEIJING BRUSSELS DÜSSELDORF FRANKFURT HONG KONG LONDON MANNHEIM MENLO PARK MUNICH NEW YORK PARIS ROME SAN FRANCISCO SINGAPORE TOKYO TORONTO WASHINGTON, D.C.

Mittal Steel Company N.V.
Hofplein 20, 15th Floor
3032 AC Rotterdam
The Netherlands

Ladies and Gentlemen:

     We are acting as special United States federal income tax counsel (“Special Tax Counsel”) to Mittal Steel Company N.V. (formerly known as Ispat International N.V.) (“Mittal Steel”), a corporation organized under the laws of the Netherlands, in connection with the proposed merger (the “Merger”) of International Steel Group Inc. (“ISG”), a Delaware corporation, with and into Park Acquisition Corp. (“Merger Sub”), a Delaware corporation that, at the effective time of the Merger, will be a direct, wholly-owned subsidiary of Mittal Steel. The Merger will be consummated under the laws of the State of Delaware and in accordance with the terms of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 24, 2004, by and among Mittal Steel, ISG and Merger Sub.* Mittal Steel is filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, a registration statement on Form F-4 (the “Registration Statement”) with respect to the class A common stock of Mittal Steel to be issued to holders of shares of the common stock of ISG (the “ISG Shareholders”) pursuant to the Merger.

     In our capacity as Special Tax Counsel, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement – Prospectus constituting part of the Registration Statement (the “Proxy Statement/Prospectus”) and such other documents and corporate records as we have deemed necessary or appropriate. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, the covenants and agreements contained in the Merger Agreement. We also have assumed that all statements as to factual matters contained in the Proxy Statement/Prospectus, and all representations made in officer’s certificates provided to us by Mittal Steel and ISG as of the date hereof, are accurate and complete, and will continue to be accurate and complete through the effective time of the Merger.

* Under certain circumstances, Mittal Steel may effect the acquisition of ISG pursuant to a “reverse-subsidiary merger” structure (the “Reverse Subsidiary Merger”) in which Merger Sub will merge with and into ISG and ISG will continue as the surviving corporation and a wholly owned subsidiary of Mittal Steel. For purposes hereof, references to the Merger include the Reverse Subsidiary Merger.

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

     Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares Received by ISG Stockholders,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the Merger and the ownership of the Mittal Steel Class A common shares received by the ISG stockholders in the Merger.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein. Furthermore, our opinion has been based upon current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the captions “THE MERGER — Material U.S. Federal Income Tax Consequences of the Merger and the Ownership of Mittal Steel Class A Common Shares Received by ISG Stockholders” and “LEGAL MATTERS” in the Proxy Statement/Prospectus; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP